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Exhibit 5.13

December 2, 2019

Agnico Eagle Mines Limited
145 King Street East, Suite 400
Toronto, Ontario
Canada M5C 2Y7

Consent regarding Amendment No. 1 to the Registration Statement on Form F-10 for Agnico Eagle Mines Limited

Dear Sirs/Mesdames:

        We have acted as Canadian counsel to Agnico Eagle Mines Limited ("Registrant") in connection with the Amendment No. 1 to the registration statement on Form F-10 (the "Registration Statement") filed by the Registrant with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the "Act").

        We acknowledge that we are referred to under the headings "Legal Matters", "Enforceability of Certain Civil Liabilities" and "Documents Filed as Part of the Registration Statement" in the prospectus forming a part of the Registration Statement and we hereby consent to such use of our name in the Registration Statement.

        In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act, or the rules and regulations promulgated thereunder.

Yours very truly,

(Signed) Davies Ward Phillips & Vineberg LLP

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  Exhibit 5.13